EXHIBIT 10.1

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (the "Amendment") is executed this 26th day of February, 2015, by and between DUKE CONSTRUCTION LIMITED PARTNERSHIP, an Indiana limited partnership ("Landlord"), and INTERACTIVE INTELLIGENCE GROUP, INC., an Indiana corporation ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated May 6, 2014 (the "Lease"), whereby Tenant agreed to lease from Landlord approximately 112,500 rentable square feet of space in a building to be constructed and known as Woodland VII (a/k/a HQ3) (the "Leased Premises") located at Woodland Corporate Park, Indianapolis, Indiana; and

WHEREAS, Tenant has provided notice to Landlord that it has chosen to delay the construction of the Tenant Improvements until a later date; and

WHEREAS, Tenant acknowledges and agrees that such choice constitutes a Tenant Delay; and

WHEREAS, as a result of the foregoing, the parties agree that the Commencement Date pursuant to the Lease shall be determined by Substantial Completion of the Shell Work; and

WHEREAS, the parties agree that the delay in the construction of the Tenant Improvements requires revisions to the provisions of the Lease regarding the timing of construction process; and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such Tenant elected delay in construction of the Tenant Improvements and any other changes to the Lease;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.

1.Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein.

2.Amendment of Exhibits. The Lease is hereby amended by deleting Exhibit B and Exhibit B-2 and substituting the attached Amended Exhibit B and Amended Exhibit B-2, respectively, in lieu thereof.

3.Amendment of Article 2.01. Term. Section 2.01 of the Lease is hereby amended by deleting such Section and substituting the following in lieu thereof:

"The Lease Term shall commence (the "Commencement Date") on the later of: (i) the date of Substantial Completion (as defined in Amended Exhibit B hereto) of the Shell Work (as such term is defined in Section 2.02 below) or (ii) July 1, 2015."

4.Amendment of Article 2.02. Construction. Section 2.02 of the Lease is hereby amended by deleting such Section and substituting the following in lieu thereof:

"Section 2.02. Construction.

A.Shell Work. The scope of the work for the shell improvements ("Shell Work") to be performed by Landlord at Landlord's sole expense shall be consistent with those certain construction drawings referenced on that certain drawing log attached hereto and made part hereof as Schedule 1, which Landlord and Tenant agree are the final and approved plans and specifications and actual working drawings for the Shell Work (the "Shell CD's"). Landlord shall construct in a good and workmanlike manner all of the Shell Work and supply all work, labor, commercial grade materials and equipment necessary to complete the Shell Work in accordance with the Shell CD's, which shall include, without limitation, the installation of landscaping, parking lots, driveways and all improvements as shown on the Shell CD's or described in or reasonably inferable from the written project description attached hereto as Exhibit B-1 ("Project Description") for the benefit of the Leased Premises.

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B.Tenant Improvements. Upon receipt of written notice to proceed by Tenant (the "TI Notice"), Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the "Tenant Improvements"), at its sole cost and expense (except for the cost of those Allowance Improvements that exceed the allowances for such as provided in Amended Exhibit B, which shall be at Tenant's sole cost and expense and payable according to Amended Exhibit B), in accordance with Amended Exhibit B attached hereto and made a part hereof or described in or reasonably inferable from the Project Description.

C.	Schedule.

(i)Shell Work. The Shell Work shall be constructed by Landlord in a good and workmanlike manner and in accordance with the Project Schedule to be attached hereto as Amended Exhibit B-2. Landlord shall apply for and obtain as expeditiously as possible, at its sole cost and expense, all permits, licenses and certificates necessary for the construction of the Shell Work. Landlord shall obtain any third party warranties required under the Shell CD's.

(ii)Tenant Improvements. Upon receipt of the TI Notice and final approval of the TI CD's (as defined in Amended Exhibit B hereto), Landlord shall develop a project schedule for the construction of the Tenant Improvements (the "TI Schedule"). The Tenant Improvements shall be constructed by Landlord in a good and workmanlike manner and in accordance with the TI Schedule. Landlord shall apply for and obtain as expeditiously as possible, at its sole cost and expense, all permits, licenses and certificates necessary for the construction of the Tenant Improvements and for the occupancy thereof by Tenant but excluding any permits for Tenant's specific use as may be required to be obtained by Tenant by the State of Indiana or any other applicable governmental authority or agency. Landlord shall obtain any third party warranties required under the TI CD's.

D.Change Orders. After final completion and approval of the Shell CD's and TI CD's, Tenant may request changes to the Shell Work or Tenant Improvements, but any changes may only be made through the following change order process (each, a "Change Order", and collectively, "Change Orders"). Upon Tenant's commercially reasonable request for a change to the Shell Work or Tenant Improvements, including any corresponding changes to the Shell CD's or TI CD's, Landlord shall prepare and submit promptly to Tenant a written Change Order setting forth the impact on cost and schedule resulting from the proposed change. Tenant shall, within five (5) business days following Tenant's receipt of the proposed Change Order either: (a) execute and return the Change Order to Landlord, or (b) retract its request for the Change Order. Landlord shall receive a construction management fee of not more than seven percent (7%) on all Change Orders which shall cover Landlord's (or its construction manager or general contractor's) profit and overhead, but exclusive of supervision, personnel, office/admin and temporary utilities and any General Conditions that may be required with respect to said Change Orders. Tenant shall pay Landlord any actual increase in the cost to construct the Shell Work or the Tenant Improvements resulting from the Change Order in accordance with Amended Exhibit B. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order executed by Tenant.

E.Warranty. Landlord hereby warrants (i) the Shell Work for a period of one (1) year from Substantial Completion of the Shell Work against defects in materials and workmanship, ordinary wear and tear excepted and (ii) Tenant Improvements for a period of one (1) year from Substantial Completion of the Tenant Improvements against defects in materials and workmanship, ordinary wear and tear excepted. The foregoing warranty covers all materials, labor and equipment for repairs, but do not cover consequential damages, such as lost profits or opportunity, incurred by the Tenant. In addition to the foregoing, upon the Substantial Completion of the Shell Work and/or Tenant Improvements, Landlord shall use commercially reasonable efforts to enforce for the benefit of Tenant all warranties and guaranties relating to the Shell Work and/or Tenant Improvements and any and all systems contained therein. Landlord shall provide Tenant with copies of all warranties and guaranties applicable to the Shell Work and Tenant Improvements within sixty (60) days after the respective Substantial Completion dates of the Shell Work and Tenant Improvements and Landlord shall consult with Tenant as to the application and restrictions applicable to all such warranties and guaranties. Tenant shall not take any action which shall invalidate any of the foregoing warranties or guarantees and shall provide Landlord with written notice of all warranty claims. Tenant will notify Landlord, within ten (10) days or such shorter period as required by any warranty, of its discovery of any potential problems which may be covered under the foregoing warranties. Without limiting Landlord's duty to perform repairs under any warranties contained herein, the extent and performance of any repairs required under the foregoing warranties will be mutually agreed to between Landlord and Tenant so as to minimize the disruption to Tenant's use of the Leased Premises. Notwithstanding the foregoing, the warranty and Landlord's obligations to correct any work hereunder excludes defects or damage caused by (1) abuse, modification, or improper maintenance, installation or operation by Tenant or its agents, contractors, employees or invitees, (2) damages or defects caused by Tenant or its agents, contractors, employees or invitees, or (3) normal wear and tear under normal usage.

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F.	Timing. Intentionally Omitted.

G.	Tenant's Representative. Tenant hereby designates Ron Mumaw, Director of Real Estate
& Facilities (email: ron.mumaw@inin.com and telephone number 317-493-4559) and Amanda Wilson, Manager of Facilities (email: amanda.wilson@inin.com and telephone number 317-957-1991) to be its representatives, who each shall be fully acquainted with the project and who each shall have the authority to approve, issue and execute the Shell CD's, TI CD's and Change Orders, render decisions promptly and furnish such information to Landlord in time to meet the deadlines provided for in the Project Schedule and/or TI Schedule and to otherwise make decisions hereunder on behalf of Tenant."

5.Tenant Delay on Shell Work. As of the date of this Amendment, Landlord and Tenant agree that, as documented in that certain correspondence dated August 8, 2014, Tenant has accrued fourteen (14) days of Tenant Delay in connection with the Shell Work.

6.Tenant's Representations and Warranties. The undersigned represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord's request, shall provide Landlord with evidence of such authority.

7.Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

8.Definitions. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.

9.Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

DUKE CONSTRUCTION LIMITED PARTNERSHIP,
an Indiana limited partnership

By:	Duke Business Centers Corporation, an Indiana corporation, its general partner

By : /s/ Mark E. Hosfeld
                Mark E. Hosfeld
                Vice President

TENANT:

INTERACTIVE INTELLIGENCE GROUP, INC.,
an Indiana corporation

By: /s/ Stephen R. Head

Printed:     Stephen R. Head

Title: CFO

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Amended Exhibit B

TENANT IMPROVEMENTS

1. Landlord's Obligations. Landlord shall construct the Building in accordance with Article 2 of the Lease and this Amended Exhibit B and Tenant shall accepts the same "AS IS" without representation or warranty by Landlord of any kind except as expressly set forth in this Amended Exhibit B and in the Lease, and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Leased Premises, in a good and workmanlike manner and in accordance with all applicable codes and laws, the Shell Work and Tenant Improvements, in accordance with Article 2 and this Amended Exhibit B.

2.    Construction Drawings, Cost Statement, and Allowance.

(a)On or before the date thirty (30) days after receipt of the TI Notice, Landlord shall, based on Tenant's then-current space plan for the Leased Premises, prepare and submit a set of construction drawings (the "TI CD's") to Tenant covering all work to be performed by Landlord in constructing and installing the Tenant Improvements. Tenant shall have ten (10) business days after receipt of the TI CD's in which to review the TI CD's and to give Landlord written notice of Tenant's approval of the TI CD's or its requested changes thereto. Tenant shall have the right to meet with Landlord on a weekly basis to review the TI CD's as such are being prepared. Tenant shall have no right to request any changes to the TI CD's that would materially alter the exterior appearance or basic nature of the Building or the Building systems except pursuant to an executed Change Order. If Tenant fails to approve or request changes to the revised TI CD's within ten (10) business days after its receipt thereof, then Tenant shall be deemed to have approved the revised TI CD's and the same shall thereupon be final. If Tenant requests any reasonable changes to the TI CD's, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) business days of its receipt of such request submit the revised portion of the TI CD's to Tenant. Tenant shall have five (5) business days to approve the revised portions of the revised TI CD's or to notify Landlord that it has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the TI CD's, as modified by said revisions, shall be deemed to be final absent Tenant's approval or notice of objection to such revisions within five (5) business days. Landlord and Tenant shall at all times in their review of the TI CD's, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Tenant agrees to confirm Tenant's consent to the TI CD's in writing (which may be by email) within five (5) days following Landlord's written request therefor.

(b)Following receipt of the TI Notice and based on the final approved TI CD's, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Tenant shall have the right to provide Landlord with a proposed subcontractor for each major trade (other than mechanical and electrical), and provided such subcontractor meets with Landlord's reasonable approval, such subcontractor shall have the right to enter a bid. Landlord and Tenant shall review the bids jointly and Tenant shall select one sub-contractor for each item bid. Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Tenant Improvements (the "Cost Statement"). Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a construction management fee not to exceed seven percent (7%) of the costs, which fee shall be exclusive of the cost of Landlord's (or its construction manager or general contractor's) supervision, personnel, office/administrative support, temporary utilities, and General Conditions (as defined below), and (B) such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. For the purposes of this Lease, "General Conditions" shall include, without limitation: architectural, engineering, permits to the extent separate permits required for the Tenant Improvements (but not including any permits that are required for the Shell Work, which shall be included as part of the Shell Work) and clean-up/dumpsters. Tenant agrees to acknowledge the Cost Statement in writing within three (3) business days following Landlord's written request therefor.
(c)Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Three Million Two Hundred Six Thousand Two Hundred Fifty and 00/100 Dollars ($3,206,250.00) (the "Allowance"). Notwithstanding the foregoing, Tenant acknowledges and agrees that it has already utilized $48,000.00 of the Allowance as of the date of this Amendment and the remaining balance is $3,158,250.00. Landlord agrees that the Allowance shall be applied toward hard and soft costs associated with Tenant's work, including, but not limited to, construction of the Tenant Improvement, architecture, and voice and data cabling to the Leased Premises. In addition to the foregoing, Landlord agrees that Tenant may utilize up to Two and 50/100 Dollars ($2.50) per square foot of the Allowance, totaling Two Hundred Eighty One Thousand Two Hundred Fifty and 00/100 Dollars ($281,250.00), for costs associated with furniture, fixtures and equipment. If, following Tenant's approval (or deemed approval) of the TI CD's, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord's written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord's request therefor. Tenant's failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at 10% per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Landlord. Notwithstanding anything in this Lease to the contrary, any portion of the Allowance not used or applied by Tenant on or before December 31, 2016 shall be forfeited by Tenant.

3.Schedule and Early Occupancy. Upon receipt of the TI Notice and final approval of the TI CD's, Landlord shall develop the TI Schedule and, thereafter, shall notify Tenant of any material changes to the TI Schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant's phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion of the Tenant Improvements. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises prior to the scheduled date for Substantial Completion of the Tenant Improvements (as may be modified from time to time) in order to install fixtures and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to such early entry date (a) Tenant shall comply with all terms and conditions of this Lease, (b) Tenant shall not interfere with Landlord's completion of the Tenant Improvements and (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord's rules of conduct (which Landlord agrees to furnish to Tenant upon request). Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

4.Letter of Understanding. Promptly following Substantial Completion of the Tenant Improvements, Tenant shall execute Landlord's Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any punchlist items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

5.Definitions. "Substantial Completion" (or any grammatical variation thereof) shall mean (i) with regard to the Shell Work only, completion of construction of the Shell Work in accordance with the Shell CD's and (ii) with regard to the Tenant Improvements, completion of the Tenant Improvements in accordance with the TI CD's, subject only to minor punch list items of work which do not substantially interfere with Tenant's use of the Building, the Common Areas or the Leased Premises in accordance with the terms of this Lease, which items shall be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant's occupancy, as established by a temporary or permanent certificate of occupancy for the Leased Premises or other similar authorization issued by the appropriate governmental authority, if required. "Tenant Delay" (or any grammatical variation thereof) shall mean any delay caused by or resulting from the following or any combination of the following: (1) failure of Tenant to fully comply with the Project Schedule; (2) any Change Orders requested by Tenant that cause a delay in the schedule; (3) failure of Tenant to timely or properly arrange its furnishings or be present for any scheduled walk-through of the Leased Premises, Building or Common Areas; (4) failure of Tenant to respond promptly to any reasonable request of Landlord or otherwise required by the terms of this Lease; or (5) Tenant's fixturing of the Leased Premises prior to the Commencement Date unless coordinated with Landlord in accordance with Paragraph 3 of this Exhibit B above.

OFFICE BUILDING DESCRIPTION

Exhibit B-1

WOODLAND VII
OFFICE BUILDING
Site Development and Building Core and Shell Description

March 10, 2014
March 14, 2014
March 19, 2014
April 29, 2014

TABLE OF CONTENTS
GENERAL OUTLINE...................................................................................................................	4
GENERAL CONDITIONS............................................................................................................	6
SITEWORK....................................................................................................................................	8
Earthwork..................................................................................................................................	8
CONCRETE...................................................................................................................................	10
STRUCTURAL STEEL AND MISCELLANEOUS METALS.....................................................	10
CARPENTRY.................................................................................................................................	11
THERMAL AND MOISTURE PROTECTION............................................................................	11
DOORS AND WINDOWS............................................................................................................	12
INTERIOR CONSTRUCTION......................................................................................................	12
INTERIOR FINISHES...................................................................................................................	13
SPECIALTIES................................................................................................................................	15
ELEVATOR....................................................................................................................................	16
FIRE PROTECTION......................................................................................................................	16
HEATING, VENTILATION AND AIR CONDITIONING...........................................................	16
BUILDING AUTOMATION SYSTEM.........................................................................................	18

OFFICE BUILDING DESCRIPTION

PLUMBING...................................................................................................................................	19
ELECTRICAL................................................................................................................................	19
SUMMARY OF ALLOWANCES..................................................................................................	20
ALTERNATES...............................................................................................................................	21
QUALIFICATIONS.......................................................................................................................	21

•	Location: Woodland Corporate Park

•	Project Duration: 13 months

•	Site Acreage: 6.04 acres

•	Square Footage: 117,822 SF (Gross)
        113,994 SF (Rentable)

•	Number of Stories: Three

•	Building Dimensions: 120' x 330'

•	Bay Sizes: Exterior bays - 45' x 30'
Interior bays - 30' x 30'

•	Floor to Floor Height: 14'-0"

•	Parking Ratio: 4 per 1,000 (surface)

•	Exterior Walls: Architectural Precast and Aluminum Storefront & Curtainwall

•	Structural Steel: Steel beams/girders and joists supported by steel wide flange columns.

•	Floor Load: 100 psf (80 psf live and 20 psf partition)

•	Roof Load: 20 psf

•	Wind Load: 60 psf

•	Roofing: Mechanically attached .45 mil TPO with R-19 Insulation

•	Ceiling Height: 9' typical

OFFICE BUILDING DESCRIPTION

•	Tenant Ceilings: 4x4 ceiling grid install as part of the Shell Building with 2' x 2'
ceiling grid/tees and tile stacked on floor. Ceilings to be 9'.

•	Perimeter Drywall: Included as part of Shell Building

•	Column Furr Outs: Included as part of Shell Building

•	Tenant Improvement: To Be Determined

•	Window Treatments: 1" horizontal mini-blinds

•	HVAC: Rooftop VAV system with BAS controls

•	Electrical Service: 2,500 amp service

•	Tenant Lighting: Included as part of Tenant Improvement

OFFICE BUILDING DESCRIPTION

GENERAL OUTLINE

Executive Summary
We value the long-term partnership between Duke and Interactive Intelligence. Given the current economic times, it is critical to work with a financially sound partner who can truly perform. We are a trustworthy reliable partner with a stable financial balance sheet and proven capability to perform on budget and on time. We do what we say we will do, when we say we will do it.

Working with Interactive for over 10 years, we understand the constant changes in your business, both in technology and in people. Our team will listen to your needs and further design/tailor this building to your specific needs, as we have done many times in the past.

Quality is often found below the surface of the building. We go to exemplary measures to ensure the products/practices we use are of the highest quality and designed with a long-term ownership mind sent versus just the lowest cost.

We look forward to continuing our long-standing partnership with Interactive Intelligence, the specifics to base building specifications are below:

Exhibits
The following exhibits are included as part of this proposal:

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Exhibit A:    Preliminary Site Plan dated March 27, 2014 Final location for Car Charging Station, Handicap Spaces, Access to Innovation Blvd and Walkway TBD. The two (2) Landlord provided car charging stations will be in similar proximity to the building as shown on the site plan. Final Handicap Spaces and Walkway locations will be mutually agreed upon by Landlord and Tenant.

•	Exhibit B: Preliminary Rendering dated November 15, 2013

•	Exhibit C: Preliminary Project Schedule dated April 18, 2014

Architectural and Engineering Services
Duke Realty shall employ the services of architectural and engineering firms licensed in the State of Indiana for the design and engineering of all civil, landscaping, structural, and architectural drawings and specifications. Duke Realty will oversee and coordinate all aspects of the building design. Architectural and engineering fees for the design of the project are included in this proposal.

Duke Realty shall utilize qualified, experienced firms for the design and construction of HVAC, plumbing, fire protection, and electrical systems.

The building will be designed to meet or exceed all local code requirements. The building meets the requirements of the Indiana Building Code. The building mechanical and electrical systems are designed to meet Indiana Building Code, state, and local code requirements, as well as the requirements defined in Duke Realty's Master Mechanical and Electrical Specifications dated January 1, 2008. Copies of these specifications are available upon request.

OFFICE BUILDING DESCRIPTION

All fire protection systems comply with the requirements of the National Fire Protection Association (NFPA) and local fire department and building code requirements.

The building structure is designed to meet the following requirements:

•	Floor live load capacity: 100 psf (80 live + 20 dead)

•	Roof load: 20 psf

•	Wind load: 60 mph.
It has been assumed that the Tenant Finish Allowance will provide funding for the costs for space planning and tenant finish construction documents and specifications for future interior build-out.

Schedule
The total duration of the project from start of construction to availability for occupancy is approximately 14 months. This duration is subject to change depending on the final building/site design. Please see the project schedule dated January 29, 2014 for a detailed schedule of the design, permitting and construction phases of the project.

Permit and Impact Fees
This proposal includes all permitting, tap and impact fees required for the project. Duke Realty shall make application for, secure and pay for all permit fees and impact fees required by the authorities having jurisdiction over the project. All taxes required for the building construction are included.

Geotechnical Engineering
Soil borings will be required for the final design of the building foundations and exterior pavements. However, in preparing this proposal, it has been assumed that the existing soils will provide suitable bearing capacities. Duke Realty will obtain soil borings, and the proposed foundation and pavement designs will be verified prior to the final design.

Warranty
A one (1) year labor and material warranty from the date of substantial completion will be provided. Please refer to the Thermal and Moisture Protection section of this proposal for additional roof and caulking warranties. Duke Realty will provide the Tenant with one (1) copy of all maintenance manuals for the facility. Manuals shall include copies of all record drawings, equipment specifications and respective warranties.

General Qualifications
Items that are excluded from this proposal include performance and payment bond fees and fees for consultants engaged directly by the Tenant. Duke Realty reserves the right to obtain open shop and/or merit shop labor to construct this facility. Premiums for prevailing wages or other requirements affecting hourly wages are not included.

OFFICE BUILDING DESCRIPTION

GENERAL CONDITIONS

General Conditions consist of all administrative costs necessary for the construction of the building, as further described below.

Insurance
We will maintain the following insurance coverage for the project:

•	Workman's Compensation Insurance

•	Comprehensive Public Liability Insurance

•	Auto Liability Insurance for Duke Realty's operations

•	Professional Liability Insurance (Errors and Omissions)

Preconstruction
We will assign a Preconstruction Manager to hire the design team, lead and manage the design process, work with our in-house Development Services Manager during the due diligence investigation process, apply for permits and manage the permitting process, assemble bid packages, solicit subcontractor pricing, and manage the subcontractor bidding process.

Project Management
We will assign a Project Manager to manage the construction of the building. The Project Manager will be responsible for negotiating and awarding subcontracts, all Owner coordination and correspondence, material procurement, scheduling, and contract administration. The Project Manager shall be the Owner's single point representative for all construction matters.

Superintendent
An experienced full-time on-site Superintendent will be assigned to the project that has performed work of a similar size and nature. The Superintendent will be responsible for all day-to-day field operation and coordination issues, quality control, safety, inspections and punchlist completion. The Superintendent will hold mandatory weekly Subcontractor Coordination Meetings to review safety, job progress, planning, schedule, and quality issues.

Submittals and Shop Drawings
The Construction Drawings and Specifications shall specify the materials and equipment to be used in the construction of the project. Subcontractors and material suppliers will be required to submit manufacturer literature and fabrication/installation drawings, as specified, prior to incorporating the materials and/or equipment into the project. Appropriate Design consultants shall review the manufacturer's literature and fabrication/installation drawings to verify compliance with the requirements of the Construction Drawings and Specifications. A record copy of the reviewed submittal data will be provided to the Owner.

OFFICE BUILDING DESCRIPTION

Quality Control
In addition to quality control monitoring and inspections to be performed by the Superintendent, Duke Realty shall retain an Independent Testing Agency to perform various field and laboratory tests to verify compliance with project requirements. These tests will include soil compaction testing, concrete material strength testing, concrete placement, inspection of structural steel connections, window leakage testing and periodic roof inspections during roof system installation. Laboratory reports prepared by the Independent Testing Agency shall be submitted to the Subcontractors performing the work, all pertinent government agencies, Duke Realty, and the Owner's representative. Any materials that are not in compliance with the project requirements shall be corrected or removed from the project.

Temporary Construction Facilities
Duke Realty shall establish and construct temporary construction facilities as necessary to manage and coordinate the work. The facilities shall consist of, but are not necessarily limited to, the following:

•	Construction office trailer

•	Temporary construction communications

•	Temporary power and water

•	Sanitary facilities

•	Facsimile and reprographic machines

•	Temporary safety and public protection barricades/enclosures

•	Trash dumpster for construction debris

•	Temporary enclosures for weather protection

•	Construction material storage areas

•	Project identification signs

Clean Up
Excessive accumulation of waste materials and debris will be avoided by periodic clean up of the building and construction site. When the building is substantially completed, we will remove all debris, tools, scaffolding, equipment, and surplus materials, and leave the building in a "wiped clean" condition. We will clean all of the exterior windows, vacuum all carpeting, damp mop all ceramic and vinyl composition tile flooring, clean all bathroom mirrors, fixtures and toilet partitions.

Progress Photos
Aerial photos will be taken each month to record the progress of construction. Copies of aerial progress photos will be provided to the Tenant.

Construction Layout
Duke Realty will retain the services of a land surveyor to establish the building control for construction of the building.

OFFICE BUILDING DESCRIPTION

Operations and Maintenance Manuals
Upon project completion, Duke Realty will provide the Owner three (3) binders and the Tenant one (1) binder containing complete copies of the operating and maintenance instructions for all the building equipment and systems. Copies of material and equipment warranties and guarantees will be included. As-built documentation will be provided to the Owner and Tenant in both hard copy and electronic format.

SITEWORK

Earthwork
Demolition of the existing asphalt, concrete curb, concrete, etc. has been included.

Site clearing and preparation will be provided to accommodate all paving areas, building pad, and landscape areas. All grading will be provided to ± 0.1 of a foot and all fill material will be compacted to 95% standard proctor under all paving and slab areas. All excavation for foundations, site concrete, and site utilities will be provided.

Granular fill shall be #53 limestone material placed under slab-on-grade and used as interior backfill at the continuous footings. The fill depth shall be 6".

All soils are assumed to be suitable and stable.	Should the final Geotechnical Report contradict this assumption, Duke Realty shall perform a pricing adjustment as necessary.

The building elevation will be established to allow for drainage, which may be handled by means of catch basins, storm sewers, swales and surface runoff as specific site conditions dictate.

Sedimentation and erosion control measures will be provided per code.

Duke Realty will employ a certified testing agency to provide testing and field inspection during earthwork procedures to confirm that compaction is completed in accordance with plans and specifications.

Site Utilities
All utilities shall extend to the building and final connections made for electric, water, sanitary and gas service.

All storm water removal shall be provided via a combination of sheet drainage, underground pipe and drainage swales. All required detention and approvals are provided.

Underground fire main and hydrants are included per municipal requirements.

Pavement
"Heavy duty" pavement will be provided in the drive aisles to the loading dock area. The heavy-duty pavement section consists of:

•	5" Compacted Aggregate #2 and 3" Compacted Aggregate #53

OFFICE BUILDING DESCRIPTION

•	3" H.A.C. Binder & 1" H.A.C. Surface

"Light duty" pavement sections will be provided in parking areas and vehicle drive lanes within parking areas. The light-duty pavement section consists of:

•	4" Compacted Aggregate #2 and 4" Compacted Aggregate #53

•	2" H.A.C. Binder & 1" H.A.C. Surface

All paving will be striped to indicate parking stalls, handicapped parking locations, fire lanes and traffic control features in accordance with the site design. Traffic control and handicapped parking signage will be provided in accordance with the site design and code requirements.

Four Hundred Fifty spaces will be provided as shown on the Site Plan to achieve a parking ratio of 4 per 1,000 RSF.

Sidewalks
Sidewalks will be provided around the perimeter of the building and at the entries as shown on the Site Plan.

A sidewalk connecting Woodland Corporate Park Building VII to Woodland Corporate Park Building VI as shown on the Site Plan dated March 27, 2014 has been included. Final location and details TBD. Location shall be similar to what is shown on the most recent site plan.

Tenant has the right at its expense to install an emergency call system and basketball goals at locations mutually agreed upon by Landlord and Tenant.

Landscaping and Irrigation
An Allowance of $90,600 is included and for a fully operational Landscape and Irrigation system. The design will include all trees, plants, grass, mulch, and soil preparation as needed to meet city minimum zoning requirements or park covenants. Landscaping and Irrigation to meet the same standard as installed at Woodland VI.

The fully operational irrigation system shall be complete with piping, sleeves, fittings, heads, valves, valve boxes, wiring, controllers and other required appurtenances.

Site Improvements
An allowance of $15,000 has been included for the installation of an exterior monument sign. The exterior monument sign to be similar to exterior monument sign installed at Woodland VI. This allowance is intended to pay for one (1) exterior concrete monument sign, foundations, flood lighting (one fixture each side of sign), and electric service (if required). Graphics for the monument sign are assumed furnished and installed by the Tenant.

A patio as shown on the Site Plan dated March 27, 2014 has been included.

Two (2) Car Charging Stations have been included. Landlord to install conduit to add two additional

OFFICE BUILDING DESCRIPTION

Charging Stations in the future. Landlord to install Architectural Barriers outside the exterior Data Center wall. Landlord will install a conduit to accommodate two additional car charging stations in the future and install architectural barriers in the form of planters outside the data canter wall.

CONCRETE

Foundations
The building foundation system is a combination of shallow spread foundations for interior columns and a continuous perimeter foundation for the exterior load bearing walls. Foundations will be constructed with 3,000 psi concrete to depths are assumed to be 2'-0" below finished floor. Assuming an allowable bearing capacity of 2,500 psf and typical column loads ranging from 225 kips to 450 kips.

Floor Slabs
The 1st floor shall be a four-Inch (4") thick reinforced concrete slab-on-grade over a 10-mil vapor barrier. This concrete will achieve a 28-day compressive strength of 4,000 psi. Floor flatness and levelness tolerances shall meet overall values of FF=25 and FL=20.

The elevated slabs will be cast with a five-inch (5") thick (3" concrete and 2" metal deck) normal weight concrete fill, reinforced with welded wire mesh or fiber mesh and will achieve a 28-day compressive strength of 3,000 psi.

Exterior Walls
Architectural Precast concrete wall panels shall be utilized for the building's exterior wall structure. The wall panels will be non-load bearing and will be complete with the necessary reinforcements and embedments. These panels shall be constructed with 4,000 psi concrete.

STRUCTURAL STEEL AND MISCELLANEOUS METALS

Building Frame
A braced structural steel end wide flange column frame will be designed and erected to meet code requirements. Floors will be designed with a steal joist and joist girder framing system, with floor loads designed to accommodate an 80 psf live load, and a 20 psf partition loads. All roof loads will be based upon local code requirements and reducible where allowed by code.

Pan-filled metal stairs with handrails will be installed to meet all applicable codes. A total of three (3) stairs have been included. One stair will extend to the roof.

Floor-to-floor heights are as follows:

•	First floor: 15'-0".

OFFICE BUILDING DESCRIPTION

•	Upper Floors: 14'-0"

Bay spacing for the building are as follows:

•	Exterior bays 45'-0" x 30'-0".

•	Interior bays 30'-0" x 30'-0".

No allowances have been provided for concentrated loads, exercise rooms, fitness centers, major penetrations, or other structural modifications required to accommodate tenant related needs. It has been assumed that if such requirements are defined in such a timely manner that the design and fabrication schedule is not interrupted, these requirements will be incorporated into the design and the tenant shall fund the additional cost.

Floors shall be designed following the AISC Steel Guidance Series 11 for floor vibrations due to human activities limiting the acceleration to 0.5%G, ground acceleration for walking excitation.

Miscellaneous Metals
Wide-flange columns shall support the architectural canopy at the lobby entry. The canopy shall consist of joists and perforated galvanized steel. The canopy to be similar to canopy installed at Woodland VI.

CARPENTRY
Plywood backboards will be provided for all telephone systems as required. Rough blocking will be provided as required.

THERMAL AND MOISTURE PROTECTION

Roofing
The roof system shall be a single-ply 45 mil mechanically fastened TPO membrane roof over R-19 rigid cell polyisocyanurate roof insulation mechanically attached to the roof decking. The roof shall carry the manufacturer's standard twenty (20) year prorated membrane warranty and a ten (10) year labor and material watertight warranty. The roof shall also have the contractor's two (2) year warranty covering all other roof related items.

Roof flashings at all known roof penetrations are included. No allowances have been made for additional roof penetrations required for undefined Owner and Tenant requirements not specifically identified in this proposal.

Fireproofing
Sprayed on fireproofing is not required by code for this building type and occupancy classification.

OFFICE BUILDING DESCRIPTION

Caulking and Sealants
Joint sealants shall consist of polyurethane at the interior and exterior of the architectural precast concrete wall panel joints. A 5-year warranty is included for all exterior caulking.

DOORS AND WINDOWS

Doors, Frames and Hardware
3'-0" x 8'-0" hollow metal door frames and plain sliced solid core wood veneer doors will be installed in the core areas including restrooms, janitor's closets, and electrical rooms. Wood doors shall be birch, ash or similar "tight" grain wood, stained with a cherry or mahogany finish. Door heights to be similar to the door heights in Woodland VI.

Doors will receive cylindrical locksets with interchangeable cores. Door hardware finish shall be satin chrome. Hardware for all doors shall meet ADA requirements.

Aluminum Storefront and Entrances
A thermally improved anodized aluminum curtain-wall system (equal to Kawneer 1600 Wall system) will be provided at the lobby area entries and the four comers of the facility.

The second and third floor facades shall receive an anodized aluminum punched window system as shown on the Rendering.
The first floor fade shall receive a ribbon window/storefront system that shall anchor to the foundation.
Medium stile glass entry doors are included for the main entry, and for three (3) alternate entry/exit locations to be determined.

All windows shall be 1" insulated, low-E glass. The framing shall include an anodized finish from a factory standard selection chart. The window systems shall then be tested upon completion to meet industry standard specifications.

INTERIOR CONSTRUCTION

Walls
All walls will be constructed to achieve the fire resistance rating required by applicable codes. Typical interior wall construction shall be 3 5/8" metal studs at 16" on center with 5/8" thick drywall on each side. Stud gauge will be determined by the height of the wall. The number of layers of fire rated drywall will be determined by the required fire rating of the wall.

Walls of elevator shafts will utilize shaft wall studs with shaft wall liner panels. Walls around mechanical rooms, exit corridors, restrooms and communication rooms will have insulation for sound attenuation and will extend to the underside of the structure above. These will have drywall installed and finished on both side ready to receive paint. The perimeter walls with the tenant space will receive drywall, finished ready for paint.

OFFICE BUILDING DESCRIPTION

The tenant side of non-rated corridor walls within the tenant space will not receive drywall as part of the core and shell work.

Ceilings
The typical ceiling system within the tenant space shall be a standard 15/16" wide, 2'x2' ceiling grid with 2'x2' tegular edge acoustical tile. The standard ceiling height within the tenant space will be 9'-0" above finished floor. As part of the Shell Building, the ceiling grid will be installed in a 4' x 4' pattern. The remaining grid and tile will be stacked on the floor to be installed as part of the Tenant Improvements.

The lobby ceiling shall be a combination of 2' x 2' acoustical ceiling tile and drywall to a height of 14'-0" above finished floor.

INTERIOR FINISHES

Entrance Vestibule:
Flooring:     Carpet Tile & Walk-off Mat
Base:         Vinyl
Walls:     Paint
Ceilings:    Combination of 2'x2' acoustical ceiling tile and painted gypsum board

Ground Floor Lobby:
Flooring:     Combination of stone or thin-set tile (12"x12") and carpet
Base:         Tile base at tiled floor and vinyl base at carpet
Walls:     Paint and vinyl wall covering
Ceilings:    Combination of 2'x2' acoustical ceiling tile and painted gypsum board

Ground Floor Elevator Lobby:
Flooring:     Combination of stone or thin-set tile (12"x12") and carpet
Base:         Tile base at tiled floor and vinyl base at carpet
Walls:        Paint and vinyl wall covering
Ceilings:    Combination of 2'x2' acoustical ceiling tile and painted gypsum board

OFFICE BUILDING DESCRIPTION

Exit Common Corridors (typical width will be 6'-0"):
Flooring:     Carpet (provide 10% overstock)
Base:          Vinyl
Walls:     Vinyl wall covering (provide 10% overstock)
Ceilings:     2'x2' acoustical ceiling tile

Restrooms: Landlord will agree to add two urinals and one additional stall in each Men's restroom.
Flooring:     Ceramic tile
Base:         6" high sanitary coved ceramic tile
Walls:        Full height drywall partitions with wood louver doors (Similar to the partitions installed in Woodland V have been included in the Shell Building. Full height ceramic tile for walls behind plumbing fixtures and perpendicular to urinals with vinyl wall covering elsewhere
Ceilings:     2'x2' acoustical ceiling tile
Lavatories:    Solid surface granite countertops with integral bowls

Mechanical and Electrical Rooms:
Flooring:     Sealed concrete
Base:         Vinyl
Walls:     Paint
Ceilings:    None

Janitor's Closet:
Flooring:     Sealed concrete
Base:         Vinyl
Walls:     Paint with FRP to 4' around the mop sink
Ceilings:    None

Vending/Mailroom/Recycling:
Flooring:    VCT
Base:        Vinyl

OFFICE BUILDING DESCRIPTION

Walls:     Paint
Ceilings:    2'x2' acoustical ceiling tile

Exit Stairs:
Flooring:     Sealed concrete
Base:         Vinyl at landings, steel stringers will be painted
Walls:     Paint
Ceilings:    None

Tenant Spaces:
Flooring:     Unfinished (shall be part of tenant finish work)
Base:         Unfinished (shall be part of tenant finish work)
Walls:     Unfinished (shall be part of tenant finish work)
Ceiling:    2'x2' acoustical ceiling grid and tile shall be furnished only and stacked on the floor (installation shall be part of tenant finish work)

SPECIALTIES

Window Treatments
Exterior windows in tenant areas will be equipped with 1" horizontal blinds. Blinds will be provided in a color selected from the manufacturer's standard color chart. All blinds will be inside mount installation.

Toilet Partitions and Accessories
Full height drywall partitions with wood louver doors (Similar to the partitions installed in Woodland V have been included in the Shell Building.

The following stainless steel accessories have been included:

•	Toilet tissue dispensers

•	Paper towel dispensers and Waste Receptacle - fully recessed

•	Soap dispenser - under counter mount

•	Grab bars for handicapped stalls

•	Unframed mirrors over the vanity tops

•	Feminine napkin disposal units (women's)

OFFICE BUILDING DESCRIPTION

Miscellaneous
Signage for the shell building consists of labels for the core areas including men's and women's restrooms, electrical and mechanical rooms, and the janitor's closet.

One (1) postal mailbox and collection box system shall be provided based on tenant occupancy.

Pricing for LEED Silver Certification has been included

ELEVATOR
One (1) hydraulic passenger elevator will be provided, and one (1) hydraulic freight elevator will be provided. The passenger elevator shall have a capacity of 3,500 lbs., a travel speed of 125 fpm, and a cab ceiling height of 9'-0". The freight elevator will have a capacity of 4,000 pounds, a travel speed of 100 fpm, and cab ceiling height of 10'-0".

Elevator cab interior finish too match Woodland Corporate Park Building VI is included.

FIRE PROTECTION
A complete wet pipe fire protection sprinkler/standpipe system will be installed in accordance with all local governing authorities, including a double-detector check valve assembly. Sprinkler design is based upon light hazard occupancies throughout the building. Density shall be 0.10 gpm over the most remote 1,500 sq. ft.

Stand pipes to be provided in the stairwells with 2 1/2" fire dept valves at each floor landing for fire department use (hoses and cabinets not provided). Individual sprinkler system control valves to be provided for each floor level with a 2" common drain for easy maintenance and tenant finish of each floor independently.

Finished core and lobby areas will receive semi-recessed type sprinklers with white escutcheons (Architect shall review head locations for symmetry within the ceiling area). Each sprinkler to be provided on a 1" outlet with appropriate reducing fitting to allow for future economical relocation drops to tenant finishes as they are determined. Head spacing in future finished areas to be limited to approximately 180 sq. ft per head and shall be turned upward until areas are finished.

HEATING, VENTILATION AND AIR CONDITIONING
Conditioned air will be supplied to the occupied spaces via a roof top mounted Variable Air Volume (VAV) Air Conditioning System thermostatically controlled from individual zones. The HVAC system has been designed with an "open office" plan. Each zone will have a thermostat and a maximum interior zone of 1,500 SF and maximum exterior zone of 800 SF. All exterior exposures, and elevator equipment rooms will constitute a zone and will have a sensor. Other areas requiring special zoning consideration will be considered above and beyond zoning provided and will be addressed prior to design.

OFFICE BUILDING DESCRIPTION

All VAV boxes and perimeter slot diffusers within the Tenant areas shall be provided as part of the Shell Building, but will not be installed until the Tenant Finish Construction is underway.

The air conditioning system will be designed per requirements set forth in the Duke Realty Master MEP Specifications and local building codes.

OFFICE BUILDING DESCRIPTION

HVAC Design Parameters

1.	Outdoor Conditions:

a.Summer: 2005 ASHRAE 0.4% Design Criteria

b.	Winter: 2005 ASHRAE 99.6% Design Criteria

c.For convenience, reference attached ASHRAE weather data for major metropolitan areas common to Duke Realty developments. Reference the 2005 ASHRAE Fundamentals for locations not included.

2.	Indoor Conditions:

a.The following indoor conditions shall be maintained within all occupied spaces.

b.	Summer: 73°F DB @ 60% maximum RH (by system design without reheat)

c.	Winter: 72°F DB (without credit for internal gains or solar contribution) (humidification not required)

1) Indoor conditions must be maintained within less than 1.5°F mean deviation from temperature specified.

2) The relative humidity requirement is a maximum condition and is not to be exceeded.

Exhaust fans for the shell building restrooms shall be provided.

BUILDING AUTOMATION SYSTEM
HVAC controls shall consist of a fully integrated Building Automation System (BAS) incorporating direct digital control (DOC) for energy management, equipment monitoring and control. All shall include open licenses with access to both station and platform provided to Duke Realty at the highest administrative levels. Workbench and any other configuration/programming tools shall be embedded and licensed to Duke Realty.

All application specific controllers (ASCs) shall be LonMark certified with all necessary configuration/programming tools or software provided and licensed to Duke Realty. All graphics, alarms, histories, passwords, etc shall comply with published standards that shall be provided by Duke Realty. The completed system shall be configured to communicate via the NACs to the Duke Realty Enterprise level Web Supervisor via a high speed internet connection.

OFFICE BUILDING DESCRIPTION

PLUMBING
Plumbing will include a complete sanitary sewer system with waste and vent piping in the building connected to the site sanitary system outside the building. Water closets and urinals will be wall-hung with an adjustable carrier system, and allow for one handicapped water closet per toilet room. Standard flush valves are to be provided on water closets. Automatic battery operated flush valves are to be provided on urinals.

Stainless steel water coolers, one standard and handicapped on at each pair of restrooms, will be installed. Mop sinks will be provided in each janitor's closet.

An electric water heater will be located on the each floor. Hot water piping will be insulated where exposed. All hot and cold-water piping will be copper. Floor drains will be provided in each toilet room. Internal roof drains will be installed as required. Overflow drains shall be provided per code requirements. Shut off valves for the water supply shall be installed at supplies to each user. A backflow preventer and booster pump will be installed as required.

One sanitary sewer line shall be run the length of the first floor with a 4" cleanout every fifty feet. Four (4) sanitary and domestic lines shall be run vertically from the first floor to the fifth floor. These lines shall run up two separate columns.

Frost-free hose bibs are to be provided at each exposure of the building and one at the roof level for maintenance purposes.

ELECTRICAL

Service and Distribution
Electric service will consist of a 2,500 amp 480V/277V three phase four wire primary service. The transfomer shall be installed by the Utility Company within 50' of the building. Empty conduits from the pad mounted transformer to the termination point will be provided for the primary service feed as directed by the Utility Company. Conductors will be installed by the Utility Company. Secondary electrical service including conduit and conductors shall be provided by the electrician. Main switchgear will be located in the electric room on the first floor. Increases in service size due to specialized uses shall be funded through the tenant improvement allowances of the tenants.

Electrical Service sized is based on seven (7) watts per rentable square foot for tenant's use not including HVAC and standard lighting.

Power distribution shall be provided via conduit and wire or bus duct to each floor, allowing electrical load flexibility throughout the entire building. Distribution will be 480V/277V for lighting panel boards and 120/208V for receptacle panel boards provided at each floor.

OFFICE BUILDING DESCRIPTION

Site Lighting
Parking lot lighting will be provided with 30' high pole lights. An average maintained lighting level of 1.0 foot candles shall be provided. The exterior lighting system will be controlled by photocell for automated operation.

Architectural lighting of the facility shall be provided at the entries. Soffit lights shall be provided at the entries to the facility.

Interior Lighting
Interior lighting will be furnished and installed in all finished core areas such as Restrooms, Corridors and Lobby.

Lighting for the Tenant space shall be part of the Tenant Improvements.

Telephone and Data
Three (3) 4" conduits shall be provided from utility source to the main telephone/telecommunications room for use by the Tenant's and Owner's telephone and data provider. A 4'x8' sheet of plywood shall be secured to the framing of the main telephone/telecommunications room to accommodate equipment, cabling and hardware.

Two (2) 4" riser sleeves (one each for tenant and landlord) shall be provided at each floor to allow connectivity between floors.

Two (2) 4" spare conduits shall be provided from the main telephone/telecommunications room to a location outside the building to allow for connectivity with future buildings within the development.

One (1) 4" access hole with sleeve, cap and appropriate weather proofing in the top floor communications room to the roof shall be provided to accommodate cabling and power runs for rooftop installations.

Power Requirements
General power receptacles will be provided in all core areas as required by code.

Systems
A complete code compliant fire alarm system shall be installed to accommodate the entire building (including future Tenant Improvements). Only devices (hams, strobes, pull stations, etc.) for the building's core and shell shall be provided. All devices for the tenant areas shall be designed, furnished, installed and funded through the tenant improvement work. The fire alarm enunciator panel will include a graphic zone plan.

SUMMARY OF ALLOWANCES

•	Monument Sign - $15,000.00

•	Landscaping - $90,600.00

OFFICE BUILDING DESCRIPTION

ALTERNATES
Not Applicable

QUALIFICATIONS

•	Proposal based upon open shop construction.

•	Civil, structural and architectural design to be completed by Duke Construction Limited Partnership.

•	FM Global design has not been included for the building systems design.

•	Special fire suppression systems are not referenced and therefore are not included.

•	Electrical Service has provided as specified in documents

•	Pricing for the Data Center has not been included.

•	Pricing for slide between floors has not been included.

•	Pricing for alternate facades has not been included

•	Pricing for LEED Silver has been included.

Amended Exhibit B-2

[To be provided upon request]

EXHIBIT C

LETTER OF UNDERSTANDING

Duke Realty Limited Partnership
Attention: Vice President, Asset Management and Customer Service
600 East 96th Street, Suite 100
Indianapolis, IN 46240

RE:
Lease Agreement between Duke Realty Limited Partnership, an Indiana limited partnership ("Landlord") and _________________________________________, a(n) ________________ ("Tenant") for the Leased Premises located at ____________________________, __________________, ______________ (the "Leased Premises"), dated ____________, 20_ (the "Lease").

Dear __________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is _________________.

2.	The rent commencement date is ______________.

3.	The expiration date of the Lease is __________________.

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.
The Landlord has completed the improvements designated as Landlord's obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned's knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this _______ day of ___________________________, 20___.

EXHIBIT - NOT FOR SIGNATURE